Exhibit 99.1
Press Release
For More Information, Call:

ELLEN M. DYLLA
INVESTOR RELATIONS                                                November 4, 2008
(979) 849-6550

FOR IMMEDIATE RELEASE

BENCHMARK ELECTRONICS ANNOUNCES
RETIREMENT OF CO-FOUNDERS DON NIGBOR AND STEVE BARTON

ANGLETON, TX, November 4, 2008 - Benchmark Electronics, Inc., (NYSE: BHE) announced today that co-founders Steven A. Barton and Donald E. Nigbor will retire from the Company effective December 1, 2008. Both have served as directors for more than twenty years and were among the original founders of the Company. Mr. Barton and Mr. Nigbor will continue to serve as directors until the 2009 annual meeting of shareholders. The Board intends to nominate Cary T. Fu to succeed Mr. Nigbor as Chairman of the Board, effective in May 2009.

“On behalf of the Board of Directors and the entire Benchmark family, I’d like to thank Don and Steve for their long-term commitment and service to the Company,” stated Cary T. Fu, the Company’s Chief Executive Officer. “The three of us founded Benchmark in 1986. Don and Steve leave a lasting imprint on Benchmark. They were instrumental in growing the company from a fledgling start-up into a multi-billion dollar global company. We owe them a great deal of gratitude for their dedicated service over the years.”

Mr. Nigbor has been a director of the Company since 1986, Chairman of the Board since May 2001, Chief Executive Officer from May 2001 to September 2004, and President from 1986 to May 2001. Mr. Barton has been a director and Executive Vice President of the Company since 1990, Executive Vice President -Marketing and Sales from 1988 to 1990, and Vice President from 1986 to 1988. Each will continue to provide consulting services to the Company through 2009.

Benchmark Electronics, Inc. provides electronics manufacturing, design and engineering services to original equipment manufacturers of computers and related products for business enterprises, medical devices, industrial control equipment, testing and instrumentation products, and telecommunication equipment. Benchmark’s global operations include 20 facilities in ten countries. Benchmark’s Common Shares trade on the New York Stock Exchange under the symbol BHE.

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